                                                                                                                    EXHIBIT 12(b)

                          BANK OF BOSTON CORPORATION
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the quarters ended March 31, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                        Quarters Ended March 31,        Years Ended December 31,
(Dollars in thousands)

                            1994            1993            1993            1992             1991             1990            1989
                            ----            ----            ----            ----             ----             ----            ----
Net income (loss)       $ 96,140        $ 83,675       $  299,026      $  278,881      $  (113,155)     $ (468,248)     $  138,114
Extraordinary items,
  net of tax               6,535                                          (72,968)          (7,758)        (43,649)
Cumulative effect of
 changes in accounting
 principles, net of tax                  (24,203)         (24,203)
Income tax expense
 (benefit)                81,457          40,894          214,683         152,781          (57,990)          2,579          84,951
                        --------        --------        ---------        --------        ----------      ----------      ---------
 Pretax earnings (loss) $184,132        $100,366       $  489,506      $  358,694      $  (178,903)     $ (509,318)     $  223,065
                        ========        ========        =========        ========        ==========      ===========     =========
Fixed charges:
 Portion of
 rental expense
 (net of sublease
 rental income) which
 approximates the
 interest factor           6,701           6,573           27,063          28,159           30,370          38,747          35,482

Interest on borrowed
  funds                  143,299          71,451          377,874         344,908          361,510       1,229,816       1,953,723

Interest on deposits     239,606         264,681        1,015,956       1,406,742        1,808,436       3,236,691       3,357,336
                        --------        --------        ---------        --------        ----------      ----------      ---------
   Total fixed charges   389,606         342,705        1,420,893       1,779,809        2,200,316       4,505,254       5,346,541
                        --------        --------        ---------        --------        ----------      ----------      ---------
Earnings (for ratio
   calculation)         $573,738        $443,071       $1,910,399      $2,138,503       $2,021,413      $3,995,936      $5,569,606
                        ========        ========        =========        ========        ==========      ===========     =========
Total fixed charges     $389,606        $342,705       $1,420,893      $1,779,809       $2,200,316      $4,505,254      $5,346,541
                        ========        ========        =========        ========        ==========      ===========     =========
Ratio of earnings to
  fixed charges             1.47            1.29             1.34            1.20              .92             .89            1.04
                        ========        ========        =========        ========        ==========      ===========     =========

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Ratios for the quarters ended March 31, 1994 and 1993 and the years ended December 31, 1993, 1992 and 1991 reflect the reclassification of Brazilian translation gains and losses. Information for the years ended December 31, 1990 and 1989 is unavailable without unreasonable effort and expense.